Exhibit 99.1

CSI Names New Board Member

Jeffery A. Bryson of Scansource, Inc. Joins Board

EASLEY, South Carolina, June 22, 2006—Computer Software Innovations, Inc. (“CSI”) (OTCBB: CSWI.OB; www.csioutfitters.com), Technology Outfitters™, today announced the appointment of Jeffery (Jeff) A. Bryson to its board of directors.

Since July 2002, Mr. Bryson has served as Vice President of Administration and Investor Relations at Scansource, Inc., a $1.6 billion public technology distribution company headquartered in Greenville, SC. In this position, Mr. Bryson oversees investor relations, human resources and officers and directors compensation plans. Previously, Mr. Bryson served as interim Chief Financial Officer from July 2002 until November 2002 and as Chief Financial Officer and Treasurer from 1993 until July 2002. During this tenure Scansource, Inc. grew from 19 employees and approximately $12 million per year in annualized sales to 700 employees and approximately $1 billion in annualized sales, accomplished its IPO and began an international sales footprint. Prior to joining Scansource, Inc., Mr. Bryson was employed for more than seven years at KPMG LLP, where he last held the position of senior manager. Mr. Bryson holds an M.B.A. from Clemson University and completed his undergraduate studies at Bob Jones University in Greenville, SC.

“CSI is fortunate to find an individual, like Jeff, who has experienced and managed significant growth, and has expertise in the administration of a public company. These attributes coupled with the location of his current company near CSI make his appointment to the board an excellent opportunity to build a stronger, more diverse board of directors. CSI and the board will most certainly benefit from the breadth of experience that Jeff brings to the table,” noted Nancy Hedrick, CEO.

Mr. Bryson’s term on the board begins immediately and replaces the position of former board member, Tom Butta. Mr. Butta resigned on February 22, 2006 in order to devote his full attention to his responsibilities as CEO of an unaffiliated company. Mr. Bryson qualifies as an audit committee financial expert as defined by the Sarbanes-Oxley Act legislation, and will participate on the Audit and Compensation Committees of the Board, which, including Mr. Bryson, are composed of our three independent, non-employee directors.

CSI’s board of directors also includes: Anthony Sobel, CSI’s Chairman of the Board and CEO of Montana Metal Products, L.L.C.; Shaya Phillips, Assistant Vice President of Information Technology at the Fashion Institute of Technology of the State University of New York; Nancy Hedrick, President and CEO of CSI; and Thomas Clinton, Vice President of Sales of CSI.

About Computer Software Innovations, Inc.

Computer Software Innovations, Inc. (OTCBB:CSWI.OB) is, CSI Technology Outfitters™, a full service company providing software and technology solutions primarily to public sector organizations. Such solutions include financial management software, lesson planning software, networking, IP telephony, wireless, video conferencing, security monitoring, distance and classroom learning projects, engineering services and hardware. CSI’s client base includes school districts, higher education, municipalities, county governments, and other non-profit organizations. Currently, more than 400 public sector organizations utilize CSI’s software systems and network integration services.